Exhibit 10.34

AMENDMENT NUMBER TWO

TO THE ASSURANT EXECUTIVE PENSION PLAN

THIS AMENDMENT to the Assurant Executive Pension Plan, as amended and restated effective as of January 1, 2009 (the “Plan”), is adopted by the Assurant, Inc. Benefit Plans Committee (the “Committee”) effective as of January 1, 2010.

W I T N E S S E T H:

WHEREAS, Assurant, Inc. (the “Company”) currently maintains the Plan;

WHEREAS, pursuant to Article 8 of the Plan, the Assurant, Inc. Benefit Plans Committee (the “Committee”) has the authority to amend the Plan, unless the amendment would significantly increase the Company’s liabilities for the Plan; and

WHEREAS, the Committee wishes to amend the Plan to remove the various references to “Related Employers” from the Plan, and the Committee has determined that such amendments will not significantly increase the Company’s liabilities for the Plan.

NOW THEREFORE, the Committee amends the Plan as follows:

1.

Effective as of January 1, 2010, Section 4.03 of the Plan is amended in its entirety to read as follows:

“4.03	Transferees. A Participant who transfers from one Employer to another Employer will not be deemed to have incurred a Separation from Service for purposes of this Plan.”

2.

Effective as of January 1, 2010, the definition of the term “Related Employer” is deleted in its entirety from Article 11 of the Plan.

* * * * *

Except as amended herein, the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, the undersigned has adopted this Amendment Number Two to the Assurant Executive Pension Plan (as amended and restated effective as of January 1, 2009) on the date shown below, to be effective as of January 1, 2010.

ASSURANT, INC.
BENEFIT PLANS COMMITTEE

Date: November 2, 2010	By:	/s/ Robyn Price Stonehill
Robyn Price Stonehill
Member, Assurant, Inc. Benefit Plans Committee
Senior Vice President, Compensation and Benefits